Exhibit 5.1

MASLON EDELMAN BORMAN & BRAND, LLP

3300 Wells Fargo Center

90 South 7th Street

Minneapolis, Minnesota  55402

February 22, 2007

Ballistic Recovery Systems, Inc.
300 Airport Road
South St. Paul, Minnesota 55075

             Re:          Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about February 22, 2007 relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by the selling shareholders identified in the Registration Statement of an aggregate of 3,060,955 shares of the Company’s common stock, $.01 par value per share, consisting of up to 2,357,796 shares of common stock (the “Common Shares”) and 703,159 shares of common stock issuable upon the exercise of certain warrants (the “Warrants”; collectively referred to with the Common Shares as the “Covered Shares”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the articles of incorporation and the bylaws of the Company, each as amended and as currently in effect; (iii) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the shares issuable upon exercise of the Warrants that are covered by the Registration Statement, the preparation and filing of the Registration Statement and certain related matters; and (iv) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We are attorneys licensed to practice in the State of Minnesota and the opinions expressed herein are limited to the laws of the State of Minnesota and the federal securities laws of the United States.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Covered Shares have been duly authorized for issuance and, upon their issuance in conformity with the terms and conditions of the Warrants, shall be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus filed as part of the Registration Statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP